Exhibit 3.25

AMENDED ARTICLES OF INCORPORATION

OF

RIETSCHLE, INC.

FIRST:            I, Tracy V. Drake, whose post office address is 10 Light Street, Baltimore, Maryland 21202, being at least 18 years of age, hereby form a corporation under the Maryland General Corporation Law.

SECOND:         The name of the Corporation is Rietschle, Inc. (the “Corporation”).

THIRD:            The purposes for which the Corporation is formed are to engage in the manufacture and marketing of compressors, vacuum pumps and blowers and to engage in any other lawful business. The Corporation shall also have all the general powers granted by law to Maryland corporations and all other persons not inconsistent with law which are appropriate to promote and attain its purposes.

FOURTH:        The address of the principal office of the Corporation is 1321 Mercedes Drive, Section J-K-L, Linthcum, Maryland 21090. The name and address of the resident agent are James C. Doub, 18th Floor, 10 Light Street, Baltimore, Maryland 21202.

FIFTH:              The total number of shares of Capital Stock which the Corporation has authority to issue is 100,000, all of one class called Common Stock. The par value of each share of Common Stock is $1.00 and the aggregate par value of all the shares of the Common Stock is $100,000.

SIXTH:              The number of Directors of the Corporation shall be five, until changed as provided by the By-Laws of the Corporation. The names of those who will serve as Directors until the first annual meeting of the stockholders and until their successors are elected and qualify are Werner Rietschle, Dieter Rietschle, Wolfgang Mueller, Howard Barry, Jr. and Joachim Rechtle.

SEVENTH:     The Corporation shall indemnify to the fullest extent all persons permitted to be indemnified by the Maryland General Corporation Law, but shall not be required to purchase or maintain insurance on behalf of such persons.

I acknowledge these Amended Articles of Incorporation to be my act this 29th day of July, 1983.

     /s/ Tracy V. Drake

Tracy V. Drake

ARTICLES OF MERGER

MERGING

RIETSCHLE, INC. (CA CORP.)

INTO

RIETSCHLE, INC. (MD CORP.) Survivor

Approved and received for record by the State Department of Assessments and Taxation of Maryland November 22, 1983 at 2:25 o’clock P.M. as in conformity with law and ordered recorded.

Recorded in Liber 2622, folio 001940, one of the Charter Records of the State Department of Assessments and Taxation of Maryland.

____________________________

Bonus tax paid $__________ Recording fee paid   $20.00    Special Fee paid $___________.

____________________________

To the clerk of the circuit Court of Anne Arundel County:

IT IS HEREBY CERTIFIED, that the within instrument, together with all endorsements thereon, has been received, approved and recorded by the State Department of Assessments and Taxation of Maryland.

AS WITNESS my hand and seal of the said Department at Baltimore.

ARTICLES OF MERGER

RIETSCHLE, INC., a Maryland corporation, and RIETSCHLE, INC., a California corporation, certify as follows:

FIRST:              RIETSCHLE, INC. (California) (hereinafter the “Merged Corporation”) and RIETSCHLE, INC. (Maryland) (hereinafter the “Successor Corporation”) agree to merge.

SECOND:          The principal office in Maryland of the Successor Corporation is located in Anne Arundel County at 1321 Mercedes Drive, Section J-K-L, Linthicum, Maryland 21090.

THIRD:              The Merged Corporation was incorporated on August 10, 1981 pursuant to the provisions of the California General Corporation Law.

FOURTH:            The Merged Corporation owns no interest in land in Maryland.

FIFTH:               The total number of shares of stock which the Merged Corporation has authority to issue is 1,000,000, all of which are shares of Common Stock with a one dollar par value having an aggregate par value of $1,000,000. The total number of shares of stock which the Successor Corporation has authority to issue is 100,000, all of which are shares of Common Stock with a one dollar par value having an aggregate par value of $100,000.

SIXTH:               The manner and basis of converting or exchanging issued stock of the Merged Corporation shall be as follows:

(a)           Each issued share of the Common Stock of the Successor Corporation shall remain issued and outstanding as one share of Common Stock of the Successor Corporation.

(b)          Shares of the Common Stock of the Merged Corporation shall be converted or exchanged by the Successor Corporation on the basis of 277.777 shares of the Merged Corporation’s Common Stock for each share of the Common Stock of the Successor Corporation.

SEVENTH:       The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by the Merged Corporation and the Successor

Corporation in the manner and by the vote required by their respective charters and as to the Successor Corporation the laws of Maryland, and as to the Merged Corporation, the laws of California. The manner of approval by the Merged Corporation and the Successor Corporation of the transaction set forth in these Articles is as follows:

(a)           The board of directors of the Merged Corporation adopted a resolution by unanimous written consent which declared that the transaction set forth in these Articles of Merger is advisable and directed that the transaction be submitted for consideration by the stockholders for approval by unanimous written consent. The merger was approved by the stockholders by unanimous written consent.

(b)          The board of directors of the Successor Corporation adopted a resolution by unanimous written consent which declared that the transaction set forth in these Articles of Merger is advisable and directed that the transaction be submitted for consideration by the stockholders for approval by unanimous written consent. The merger was approved by the stockholders by unanimous written consent.

IN WITNESS WHEREOF, the Merged Corporation and the Successor Corporation have caused these Articles of Merger to be signed in their respective corporate names and on their behalf on this    29th    day of    October   , 19  83   by their respective Presidents who acknowledge respectively that these Articles are the act of the Merged Corporation and the Successor Corporation and that to the best of their knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles are true in all material respects.

ATTEST:	RIETSCHLE, INC.
________________________________	By:_____________________________
Secretary	President
ATTEST:	RIETSCHLE, INC.
________________________________	By:_____________________________
Secretary	President